EXHIBIT 99.1

COVANTA HOLDING CORPORATION REPORTS

2012 FIRST QUARTER RESULTS

Year-over-Year Improvement in All Key Metrics

2012 Guidance Reaffirmed

MORRISTOWN, NJ, April 18, 2012 – Covanta Holding Corporation (NYSE: CVA) (“Covanta” or the “Company”), a leading global owner and operator of Energy-from-Waste (“EfW”) projects, reported unaudited financial results today for the three months ended March 31, 2012.

Key Q1 2012 Financial Highlights:

•	Revenue increased by 4% to $392 million

•	Adjusted EBITDA increased by $2 million to $73 million

•	Free Cash Flow increased by $10 million to $76 million

•	Completed $1.6 billion of financing transactions at attractive terms

•	Doubled the quarterly cash dividend to $0.15 per share ($0.60 per share annually)

•	Completed $30 million of share repurchases

Key Q1 2012 Operational Highlights:

•	Realigned senior management structure with a strategic focus on organic growth, new technology and business development initiatives

•	Successfully extended several important contracts

•	Early evidence of executing on organic growth plan

Commenting on the first quarter of 2012, Anthony Orlando, Covanta’s President and CEO stated, “Our operational and financial performance continues to be predictably strong and our clients continue to demonstrate their confidence in Covanta by extending important contracts. In addition, I am very pleased with the progress we are making on our organic growth and other initiatives which continue to gain traction.”

Orlando further commented, “We are on track for the year. While the significant drop in natural gas markets continues to garner headlines, the impact to our business this year should be relatively modest because we remain highly contracted on energy, and are effectively executing our organic growth initiatives.”

	Three Months Ended March 31,
Continuing Operations	2012	2011
	(Unaudited, $ in millions, except per share amounts)
Revenue	$392	$377
Net Loss from Continuing Operations	$(11)	$(14)
Adjusted EBITDA	$73	$71
Free Cash Flow	$76	$66
Adjusted EPS	$(0.09)	$(0.10)

First Quarter Results

Operating revenues grew $15 million, or 4%, to $392 million, compared to the prior year. The increase was primarily attributed to higher construction revenues, increased revenue from service fee contract escalations and increased recycled metal revenues due to organic growth initiatives which increased volume as well as higher pricing from improved quality. These increases more than offset lower debt service revenue and lower market energy pricing at our EfW facilities.

Operating expenses of $389 million increased by 3% from $379 million in the prior year period. The increase was primarily attributed to higher construction expenses, normal cost escalations and lower alternative fuel tax credits. The Company was able to partially offset these factors through various operational improvements, as well as the timing of plant maintenance activities.

Operating income was up $5 million to $3 million versus a loss of $2 million in the prior year. This increase was driven by our organic growth initiatives for recycled metals and various operational improvements, as well as increased energy production at our EfW facilities and timing of plant maintenance activities. These drivers more than offset lower energy pricing, reduction in alternative fuel tax credits, lower debt service pass through revenue and the impact of the biomass plants.

Adjusted EBITDA of $73 million was up $2 million compared to the prior year.

Free Cash Flow was $76 million, up 15% from $66 million in the prior year. The increase was primarily due to timing of working capital.

Adjusted EPS of $(0.09) improved by $0.01 versus the prior year period, primarily due to higher operating income.

Shareholder Returns

In March 2012, Covanta announced that the Board of Directors authorized a 100% increase in the quarterly cash dividend to $0.15 per share, which represents a $0.60 per share cash dividend on an annualized basis. In addition, the Board of Directors also increased the share repurchase authorization by $100 million, further demonstrating the Company’s commitment to return capital to shareholders.

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During the quarter, the Company returned $51 million to shareholders, by means of $21 million in dividends declared and $30 million in share repurchases (1.3% of common stock outstanding). As of March 31, 2012, Covanta had $145 million of share repurchase authorization remaining.

Refinancing

During the first quarter, the Company issued $400 million of new 6.375% Senior Notes Due 2022 and also redeemed all outstanding amounts of its 1.00% Senior Convertible Debentures due 2027 ($25 million outstanding as of December 31, 2011). In addition, the Company entered into new senior secured credit facilities at its subsidiary, Covanta Energy Corporation (“Covanta Energy”), totaling $1.2 billion, which was comprised of a new $900 million Revolving Credit Facility due 2017 and a new $300 million Term Loan due 2019.

The proceeds from these offerings were used to pay the amounts outstanding on Covanta Energy’s previously existing term loan due 2014 ($619 million outstanding as of December 31, 2011), leaving approximately $55 million in excess proceeds after transaction expenses. The new $900 million Revolving Credit Facility replaces the previous $300 million revolving credit facility and $320 million funded letter of credit facility, resulting in over $600 million of undrawn and available liquidity at closing.

“I’m incredibly pleased with the outcome of our refinancing activities during the quarter. We were able to close the deal quickly, allowing us to take advantage of market conditions and increase our liquidity at very attractive rates. We now have over $600 million of undrawn capacity to support our long-term growth objectives,” said Sanjiv Khattri, Covanta’s Chief Financial Officer. “As evidenced by our actions during the quarter, we remain committed to returning excess capital to shareholders and believe that our $0.60 per share annualized cash dividend and our share repurchase program will reward investors, while we continue to grow our business.”

Sale of Asia IPP Assets

In April, the Company completed the sale of its interests in the Haripur facility in Bangladesh, the fourth and final of the Asia IPP assets designated as assets held for sale. With this sale, Covanta has realized total gross proceeds of $281 million from all four asset sales, within the range of $270 to $290 million gross proceeds announced at the onset of the asset sales. In 2011, $137 million of the net proceeds was repatriated tax efficiently to the US and was part of the pool of funds used to repurchase over $230 million of common stock, with the remaining proceeds held overseas for potential international growth investment.

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2012 Guidance

The Company is reaffirming its previously announced guidance for 2012 for the following financial metrics:

	XXXXXX	XXXXXX	XXXXXX
	Continuing Operations
	Full Year 2012 Guidance	Full Year 2011 Actual	% Change At Midpoint
	(Unaudited, $ in millions, except per share amounts)
Adjusted EBITDA	$ 500 - $ 530	$492	5%
Free Cash Flow	$ 250 - $ 280	$280	(5)%
Adjusted EPS	$ 0.55 - $ 0.65	$0.52	15%

Conference Call Information

Covanta will host a conference call at 8:30 am (Eastern) on Thursday, April 19, 2012 to discuss its first quarter results. The conference call will begin with prepared remarks, which will be followed by a question and answer session. To participate, please dial 877-806-3982 approximately 10 minutes prior to the scheduled start of the call. If calling from outside of the United States, please dial 702-928-7062. Please utilize conference ID number 68607350 when prompted by the conference call operator. The conference call will also be webcast live from the Investor Relations section of the Company’s website. A presentation will be made available during the call and will be found on the Investor Relations section of the Covanta website at www.covantaenergy.com.

A replay of the conference call will be available from 11:30 AM (Eastern) Thursday, April 19, 2012. To access the replay, please dial 855-859-2056 or 800-585-8367, or from outside of the United States 404-537-3406 and use the replay conference ID number 68607350. The webcast will also be archived on www.covantaenergy.com.

About Covanta

Covanta Holding Corporation (NYSE: CVA) is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 46 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into 9 million megawatt hours of clean renewable electricity and create more than 9 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or general industry or broader economic performance in global markets in which Covanta operates or competes, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, the risk that Covanta may not successfully grow its business as expected or close its announced or planned acquisitions or projects in development, and those factors, risks and uncertainties that are described in periodic securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Contacts

Investors

Alan Katz - 1.862.345.5456

Clare Rauseo - 1.862.345.5236

IR@covantaenergy.com

Media

James Regan - 1.862.345.5216

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Covanta Holding Corporation	Exhibit 1

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
	(In millions, except per share amounts)
Operating revenues
Waste and service revenues	$258	$251
Electricity and steam sales	91	94
Other operating revenues	43	32

Total operating revenues	392	377

Operating expenses
Plant operating expenses	267	271
Other operating expenses	39	28
General and administrative expenses	25	25
Depreciation and amortization expense	50	47
Net interest expense on project debt	8	8

Total operating expenses	389	379

Operating income (loss)	3	(2)

Other income (expense)
Interest expense	(18)	(17)
Non-cash convertible debt related expense	(6)	(5)
Loss on extinguishment of debt (A)	(2)	—
Other income, net	3	—

Total other expenses	(23)	(22)

Loss from continuing operations before income tax benefit and equity in net income from unconsolidated investments	(20)	(24)
Income tax benefit	8	10
Equity in net income from unconsolidated investments	1	—

Loss from continuing operations	(11)	(14)

Income from discontinued operations, net of income tax expense of $0 and $2, respectively	—	149

Net (Loss) Income	(11)	135

Noncontrolling interests:
Less: Net income from continuing operations attributable to noncontrolling interests in subsidiaries	(1)	—
Less: Net income from discontinued operations attributable to noncontrolling interests in subsidiaries	—	(2)

Total net income attributable to noncontrolling interests in subsidiaries	(1)	(2)

Net (Loss) Income Attributable to Covanta Holding Corporation	$(12)	$133

Amounts Attributable to Covanta Holding Corporation stockholders’:
Continuing operations	$(12)	$(14)
Discontinued operations	—	147

Net (Loss) Income Attributable to Covanta Holding Corporation	$(12)	$133

(Loss) Earnings Per Share Attributable to Covanta Holding Corporation stockholders’:
Basic
Continuing operations	$(0.09)	$(0.09)
Discontinued operations	—	1.00

Covanta Holding Corporation	$(0.09)	$0.91

Weighted Average Shares	134	147

Diluted
Continuing operations	$(0.09)	$(0.09)
Discontinued operations	—	1.00

Covanta Holding Corporation	$(0.09)	$0.91

Weighted Average Shares	134	147

Cash Dividend Declared Per Share:	$0.15	$0.075

Supplemental Information - Non-GAAP
Adjusted EPS (B)	$(0.09)	$(0.10)

(A)	For additional information, see Exhibit 7A—Note A of this Press Release.
(B)	For additional information, see Exhibit 4 of this Press Release.

Covanta Holding Corporation	Exhibit 1A

Condensed Consolidated Statements of Comprehensive Income

	XXXXXXX	XXXXXXX
	Three Months Ended March 31,
	2012	2011
	(Unaudited, in millions)
Net (loss) income	$(11)	$135

Foreign currency translation	1	8
Net unrealized gain on available for sale securities, net of tax	1	—

Other comprehensive income attributable to Covanta Holding Corporation	2	8

Comprehensive (loss) income	(9)	143
Less: Net income attributable to noncontrolling interests in subsidiaries	(1)	(2)

Comprehensive (loss) income attributable to Covanta Holding Corporation	$(10)	$141

Covanta Holding Corporation	Exhibit 2

Condensed Consolidated Balance Sheets

	XXXXXXXX	XXXXXXXX
	As of
	March 31, 2012	December 31, 2011
	(Unaudited)
	(In millions, except per share amounts)
ASSETS
Current:
Cash and cash equivalents	$267	$232
Restricted funds held in trust	87	101
Receivables (less allowances of $5 and $5, respectively)	226	260
Unbilled service receivables	15	20
Deferred income taxes	40	28
Prepaid expenses and other current assets	112	105
Assets held for sale	18	18

Total Current Assets	765	764
Property, plant and equipment, net	2,411	2,423
Investments in fixed maturities at market (cost: $30 and $31, respectively)	31	31
Restricted funds held in trust	90	90
Unbilled service receivables	23	25
Waste, service and energy contracts, net	425	434
Other intangible assets, net	77	78
Goodwill	232	232
Investments in investees and joint ventures	44	43
Other assets	316	265

Total Assets	$4,414	$4,385

LIABILITIES AND EQUITY
Current:
Current portion of long-term debt	$3	$32
Current portion of project debt	136	147
Accounts payable	39	25
Deferred revenue	74	61
Accrued expenses and other current liabilities	218	211
Liabilities held for sale	3	3

Total Current Liabilities	473	479
Long-term debt	1,570	1,454
Project debt	507	533
Deferred income taxes	638	633
Waste and service contracts	73	76
Other liabilities	123	122

Total Liabilities	3,384	3,297

Equity:
Covanta Holding Corporation stockholders’ equity:
Preferred stock ($0.10 par value; authorized 10 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250 shares; issued 159 and 158 shares; outstanding 135 and 136 shares)	16	16
Additional paid-in capital	815	824
Accumulated other comprehensive income	3	1
Accumulated earnings	192	244
Treasury stock, at par	(2)	(2)

Total Covanta Holding Corporation stockholders’ equity	1,024	1,083
Noncontrolling interests in subsidiaries	6	5

Total Equity	1,030	1,088

Total Liabilities and Equity	$4,414	$4,385

Covanta Holding Corporation	Exhibit 3

Condensed Consolidated Statements of Cash Flow

	XXXXXXXXX	XXXXXXXXX
	Three Months Ended March 31,
	2012	2011
	(Unaudited, in millions)
OPERATING ACTIVITIES:
Net (loss) income	$(11)	$135
Less: Income from discontinued operations, net of tax expense	—	149

Loss from continuing operations	(11)	(14)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization expense	50	47
Loss on extinguishment of debt (A)	2	—
Non-cash convertible debt related expense	6	5
Stock-based compensation expense	5	5
Deferred income taxes	(7)	(9)
Other, net	(6)	3
Change in restricted funds held in trust	2	(15)
Change in working capital, net of effects of acquisitions	63	71

Net cash provided by operating activities from continuing operations	104	93
Net cash used in operating activities from discontinued operations	—	(10)

Net cash provided by operating activities	104	83

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(32)	(38)
Acquisition of land use rights	(1)	—
Other, net	1	4

Net cash used in investing activities from continuing operations	(32)	(34)
Net cash provided by investing activities from discontinued operations	—	220

Net cash (used in) provided by investing activities	(32)	186

FINANCING ACTIVITIES:
Proceeds from borrowings on long-term debt (A)	699	—
Payment of deferred financing costs (A)	(23)	—
Principal payments on long-term debt (A)	(619)	(2)
Principal payments on project debt	(37)	(74)
Convertible debenture repurchases	(25)	(6)
Proceeds from borrowings on project debt	—	2
Change in restricted funds held in trust	12	44
Cash dividends paid to stockholders	(10)	—
Common stock repurchased	(30)	(54)
Financing of insurance premiums, net	(3)	—
Other financing, net	(1)	(4)

Net cash used in financing activities from continuing operations	(37)	(94)
Net cash provided by financing activities from discontinued operations	—	10

Net cash used in financing activities	(37)	(84)

Effect of exchange rate changes on cash and cash equivalents	—	2

Net increase in cash and cash equivalents	35	187
Cash and cash equivalents at beginning of period	234	141

Cash and cash equivalents at end of period	269	328
Less: Cash and cash equivalents of discontinued operations at end of period	2	1

Cash and cash equivalents of continuing operations at end of period	$267	$327

(A)	For additional information, see Exhibit 7A—Note A of this Press Release.

Covanta Holding Corporation	Exhibit 4

Reconciliation of Diluted Loss Per Share to Adjusted EPS

	XXXXXXX	XXXXXXX	XXXXXXX
	Three Months Ended March 31,		Full Year Estimated 2012
	2012	2011
	(Unaudited)
Continuing Operations—Diluted Loss Per Share	$(0.09)	$(0.09)	$0.55 - $0.65
Reconciling Items (A)	—	(0.01)	—

Adjusted EPS	$(0.09)	$(0.10)	$0.55 - $0.65

(A) For details related to the Reconciling Items, see Exhibit 4A of this Press Release.
			Exhibit 4A
Covanta Holding Corporation
Reconciling Items
	Three Months Ended March 31,
	2012	2011
	(Unaudited) (In millions, except per share amounts)
Reconciling Items
Loss on extinguishment of debt (A)	$2	$—
Effect on income of derivative instruments not designated as hedging instruments	—	(1)
Effect of foreign exchange gain on indebtedness (B)	(3)	—

Total Reconciling Items, pre-tax	(1)	(1)
Tax effect of reconciling items	1	1
Grantor trust activity	—	(1)

Total Reconciling Items, net of tax	$—	$(1)

Diluted Loss Per Share Impact	$—	$(0.01)

Weighted Average Diluted Shares Outstanding	134	147

(A)	For additional information, see Exhibit 7A—Note A of this Press Release.
(B)	During the three months ended March 31, 2012, we recorded a foreign exchange gain related to intercompany loans.

Covanta Holding Corporation	Exhibit 5

Reconciliation of Net Loss to Adjusted EBITDA

	XXXXXXXX	XXXXXXXX	XXXXXXXX
	Three Months Ended March 31,		Full Year Estimated 2012
	2012	2011
	(Unaudited, in millions)
Net Loss from Continuing Operations Attributable to Covanta Holding Corporation	$(12)	$(14)	$75 - $90

Depreciation and amortization expense	50	47	196 - 190

Debt service:
Net interest expense on project debt	8	8
Interest expense	18	17
Non-cash convertible debt related expense	6	5

Subtotal debt service	32	30	148 - 138

Income tax benefit	(8)	(10)	45 - 65

Loss on extinguishment of debt (A)	2	—

Net income attributable to noncontrolling interests in subsidiaries	1	—	3 - 8

Other adjustments:
Debt service billings in excess of revenue recognized	6	11
Non-cash compensation expense	5	5
Other non-cash items (B)	(3)	2

Subtotal other adjustments	8	18	33 - 39

Total adjustments	85	85

Adjusted EBITDA - Continuing Operations	$73	$71	$500 - $530

(A)	For additional information, see Exhibit 7A - Note A of this Press Release.
(B)	Includes certain non-cash items that are added back under the definition of Adjusted EBITDA in Covanta Energy Corporation’s credit agreement.

Covanta Holding Corporation	Exhibit 6

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

	XXXXXXXX	XXXXXXXX	XXXXXXXX
	Three Months Ended March 31,		Full Year Estimated 2012
	2012	2011
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$104	$93	$330 -$370
Less: Maintenance capital expenditures (A)	(28)	(27)	(80) - (90)

Continuing Operations Free Cash Flow	$76	$66	$250 -$280

Weighted Average Diluted Shares Outstanding	134	147

Uses of Continuing Operations Free Cash Flow
Investments:
Non-maintenance capital expenditures	$(4)	$(11)
Acquisition of land use rights	(1)	—
Other investing activities, net (B)	1	4

Total investments	$(4)	$(7)

Return of capital to stockholders:
Cash dividends paid to stockholders	$(10)	$—
Common stock repurchased	(30)	(54)

Total return of capital to stockholders	$(40)	$(54)

Capital raising activities:
Net proceeds from issuance of corporate debt (C)	$676	$—
Net proceeds from issuance of project debt	—	2
Other financing activities, net	(1)	(2)

Net proceeds from capital raising activities	$675	$—

Debt repayments:
Net cash used for scheduled principal payments on project debt (D)	$(25)	$(30)
Net cash used for scheduled principal payments on long-term debt (F)	(23)	(2)
Optional repayment of corporate debt (E)(F)	(621)	(6)

Total debt repayments	$(669)	$(38)

Short-term borrowing activities - Financing of insurance premiums, net	$(3)	$—

Distributions to partners of noncontrolling interests in subsidiaries	$—	$(2)

Effect of exchange rate changes on cash and cash equivalents	$—	$2

Net change in cash and cash equivalents from continuing operations	$35	$(33)

(A)   Purchases of property, plant and equipment is also referred to as capital expenditures. Capital expenditures that primarily maintain existing facilities are classified as maintenance capital expenditures. The following table provides the components of total purchases of property, plant and equipment:

Maintenance capital expenditures	$(28)	$(27)
Capital expenditures associated with construction	—	(3)
Capital expenditures associated with technology development and organic growth initiatives	(4)	(2)
Capital expenditures - other	—	(6)

Total purchases of property, plant and equipment	$(32)	$(38)

(B)   Other investing activities is primarily comprised of net payments from the purchase/sale of investment securities and business development expenses.

(C)   For additional information, see Exhibit 7A - Note A of this Press Release. Excludes borrowings under Revolving Credit Facility. Calculated as follows:

Proceeds from borrowings on long-term debt	$699	$—
Less: Financing costs related to issuance of long-term debt	(23)	—

Net proceeds from issuance of corporate debt	$676	$—

(D) Calculated as follows:
Total principal payments on project debt	$(37)	$(74)
Decrease in related restricted funds held in trust	12	44

Net cash used for principal payments on project debt	$(25)	$(30)

(E) For additional information, see Exhibit 7A - Note A of this Press Release. Calculated as follows:
Redemption of Term Loan due 2014	$(619)	$—
Redemption of Convertible Debentures (F)	(2)	(6)

Total optional repayment of corporate debt	$(621)	$(6)

(F)	As of December 31, 2011, there were $25 million aggregate principal amount of the Debentures outstanding. On February 1, 2012, holders of $23 million of outstanding Debentures exercised their option for us to redeem the Debentures at par. The Debentures were also subject to redemption at our option at any time on or after February 1, 2012, and we subsequently redeemed the remaining $2 million of outstanding Debentures on March 23, 2012.

Covanta Holding Corporation	Exhibit 7

Capitalization Information

	XXXXXX	XXXXXX
	As of
	March 31, 2012	December 31, 2011
	(Unaudited, in millions)
Cash and Cash Equivalents:
Domestic	$64	$49
International	193	174
Insurance Subsidiary	10	9

Total Cash and Cash Equivalents	$267	$232

Restricted Funds Held in Trust: (A)
Debt Service - Principal	$102	$113
Debt Service - Interest	7	8

Debt Service Funds - Total	109	121
Revenue Funds	23	16
Other Funds	45	54

Total Restricted Funds Held in Trust	$177	$191

(A)	Restricted funds held in trust are primarily amounts received by third-party trustees relating to certain projects we own which may be used only for specified purposes. We generally do not control these accounts. They primarily include debt service reserves for payment of principal and interest on project debt. Revenue funds are comprised of deposits of revenues received with respect to projects prior to their disbursement. Other funds are primarily amounts held in trust for operations, maintenance, environmental obligations and operating lease reserves in accordance with agreements with our clients.

Exhibit 7A

	XXXX	XXXX	XXXX	XXXX
	As of March 31, 2012		As of December 31, 2011
	Face Value	Book Value	Face Value	Book Value
	(Unaudited, in millions)
Corporate Debt:
Revolving Credit Facility (A)	$—	$—	$—	$—
Term Loan due 2014 (A)	—	—	619	619
New Term Loan due 2019 (A)	300	299	—	—
7.25% Senior Notes due 2020	400	400	400	400
6.375% Senior Notes due 2022 (A)	400	400	—	—
3.25% Cash Convertible Senior Notes due 2014	460	474	460	442
1.00% Senior Convertible Debentures due 2027	—	—	25	25

Total corporate debt (including current portion)	$1,560	$1,573	$1,504	$1,486

Project Debt:
Domestic project debt - service fee facilities	$277	$280	$291	$295
Domestic project debt - tip fee facilities	335	338	355	359
International project debt	25	25	26	26

Total project debt (including current portion)	$637	$643	$672	$680

Total Debt Outstanding	$2,197	$2,216	$2,176	$2,166

Net Debt (B)	$1,828		$1,831

Availability for Borrowings under the Revolving Credit Facility (A)	$625		$300

	xxxxxxx	xxxxxxx	xxxxxxx	xxxxxxx

	As of March 31, 2012
	(Unaudited, in millions)
Refinancing Details
Offering - 6.375% Senior Notes due 2022 (A)	$400
New Term Loan due 2019 (A)	300
Offering Costs	(26)

Net Proceeds (A)	674
Redemption of Term Loan due 2014 (A)	(619)

Net Offering funds available for general corporate purposes	$55

(A)	During the first quarter of 2012, we completed a refinancing of our previously existing senior secured credit facilities, issued by our subsidiary, Covanta Energy, which consisted of a $300 million revolving credit facility, a $320 million funded letter of credit facility and a $619 million term loan, by entering into $1.2 billion in new senior secured credit facilities (the “2012 Credit Facilities”) issued by our subsidiary, Covanta Energy, comprised of a $900 million revolving credit facility that expires in 2017 (the “Revolving Credit Facility”) and a $300 million term loan due 2019 (the “Term Loan”), and by issuing $400 million aggregate principal amount of 6.375% senior notes due 2022 (the “6.375% Notes”). The proceeds from the Term Loan and a portion of the proceeds from the 6.375% Notes were used to repay the previously existing term loan, as well as to pay transaction expenses, while the Revolving Credit Facility replaced the previously existing $300 million revolving credit facility and $320 million funded letter of credit facility. The Revolving Credit Facility, which was undrawn at March 31, 2012, is available both for the issuance of letters of credit ($275 million outstanding as of March 31, 2012) and for borrowings for general corporate purposes. As a result of the refinancing, we recognized a loss on extinguishment of debt of approximately $2 million, pre-tax, which was comprised of the write-off of deferred financing costs in connection with previously existing financing arrangements. We incurred $26 million in offering costs related to the refinancing, of which $23 million was paid as of March 31, 2012.

(B)	Net Debt is calculated as total principal amount of debt outstanding less cash and cash equivalents and debt service principal restricted funds.

Covanta Holding Corporation	Exhibit 8

Return to Stockholders

(Unaudited, in millions, except per share amounts and percentages)

During years ended December 31, 2010 and 2011, and the quarter ended March 31, 2012, the following amounts were returned to stockholders:

	Amount	Shares Repurchased	Weighted Average Cost Per Share	% of Common Stock Outstanding Repurchased
Common Stock Repurchased
FY 2010	$95	6.1	$ 15.56	4.0%
FY 2011	230	14.4	$ 15.99	9.9%
Q1 2012(A)	30	1.8	$ 16.45	1.3%

Total Common Stock Repurchased	$355	22.3	$ 15.91	15.2%

Cash Dividends Declared to Stockholders
FY 2010	$233
FY 2011	42
Q1 2012(B)	21

Total Cash Dividends Declared to Stockholders	$296

Total Return to Stockholders	$651

(A)	As of March 31, 2012, the amount remaining under our currently authorized share repurchase program was $145 million.

(B)	On March 5, 2012, the Board of Directors authorized a quarterly cash dividend of $0.15 per share. The Q1 2012 payment was made on April 12, 2012 to stockholders of record as of the close of business on March 30, 2012.

Covanta Holding Corporation	Exhibit 9

Consolidated Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended March 31,		Full Year Estimated 2012
	2012	2011
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$104	$93	$330 - $370

Debt service	32	30	148 - 138

Change in working capital	(63)	(71)
Change in restricted funds held in trust	(2)	15
Non-cash convertible debt related expense	(6)	(5)
Equity in net income from unconsolidated investments	1	—
Dividends from unconsolidated investments	—	(4)
Current tax provision	(1)	(1)
Other	8	14

Sub-total	(63)	(52)	22

Adjusted EBITDA - Continuing Operations	$73	$71	$500 - $530

Covanta Holding Corporation	Exhibit 10

Plant Operating Expenses Detail - Americas

The Americas segment quarterly plant operating expenses typically differs substantially as a result of the timing of scheduled plant maintenance. We typically conduct scheduled maintenance periodically each year, which requires that individual boiler units temporarily cease operations. During these scheduled maintenance periods, we incur material repair and maintenance expenses and receive less revenue until the boiler and/or turbine units resume operations. This scheduled maintenance typically occurs during periods of off-peak electric demand and/or lower waste volumes, which are our first, second and fourth fiscal quarters. The first half of the year scheduled maintenance period is typically the most extensive. The third quarter scheduled maintenance period is typically the least extensive. Given these factors, we typically experience our lowest operating income from our projects during the first half of each year. The aggregate of all other components of plant operating expense is relatively consistent each quarter of the year.

	Three Months Ended March 31,
	2012	2011
	(Unaudited, in millions)
Plant Operating Expenses:
Plant maintenance (A)	$81	$87
All other	179	177

Plant operating expenses	$260	$264

(A)	Plant maintenance costs include our internal maintenance team and non-facility employee costs for facility scheduled and unscheduled maintenance and repair expenses.

Covanta Holding Corporation - Americas Segment	Exhibit 11A

Statistics - (Unaudited, in millions, except percentages)

Boiler Availability

	Last Twelve Months as of March 31,
	2012	2011
EfW Facilities	91.9%	91.1%

Waste and Service Revenue (Excluding Recycled Metals Revenues)

	Three Months Ended March 31,
	2012	2011
Waste and service revenue unrelated to project debt	$225	$220
Revenue earned explicitly to service project debt - principal	10	11
Revenue earned explicitly to service project debt - interest	2	3

Total	$237	$234

Energy Revenue and Megawatt hours (MWhs) At Market and Contracted by Facility Type

	Three Months Ended March 31,
	2012			2011
	Revenue (A)	Volume(A), (B)	% of Total Volume	Revenue (A)	Volume(A), (B)	% of Total Volume
EfW
At Market	$16	0.3	23%	$18	0.3	22%
Contracted & Hedged	57	0.9	63%	54	0.8	62%
Biomass
At Market	3	0.1	6%	2	0.0	3%
Contracted	8	0.1	8%	15	0.2	13%

Total	$84	1.4	100%	$89	1.3	100%

(A)	Covanta share only
(B)	Steam converted to MWhs

Projected Energy Megawatt hours (MWhs) At Market and Contracted by Facility Type (A)

Full Year 2012E As of April 1, 2012
EfW
At Market	1.3
Contracted & Hedged	3.6
Biomass(B)
At Market	0.3
Contracted	0.5

Total	5.7

(A)	Covanta share only
(B)	Additional 0.4 million MWhs of Biomass energy is being economically dispatched, but available to run.

Covanta Holding Corporation - Americas Segment	Exhibit 11B

Statistics - (Unaudited, in millions, except percentages, metal tons (in thousands), and pricing data in Economic Drivers Section)

Recycled Metal Net Revenue by Type (A)

	Last Twelve Months as of March 31,
	2012	2011
Ferrous Metal	$63	$47
Non-Ferrous Metal	14	12

Total	$77	$59

(A)	Covanta share only

Recycled Metal Gross Tons Recovered by Type (A),(B)

	Last Twelve Months as of March 31,
	2012	2011
Ferrous Metal	422.1	399.6
Non-Ferrous Metal	16.5	14.5

Total	438.6	414.1

(A)	Gross volume: Both Covanta and client share
(B)	Tons in thousands

Published Industry U.S. Economic Drivers (A)

	As of
	March 31, 2012	March 31, 2011
Consumer Price Index (B)	2.7%	2.7%
PJM Pricing (Electricity)(C)	$31.93	$55.55
Henry Hub Pricing (Natural Gas) (D)	$2.46	$4.16
#1 HMS Pricing (Ferrous Metals) (E)	$411	$422
Scrap Metals - Old Sheet & Old Cast (F)	$0.74	$0.79

(A)	While these drivers impact our business, there is not an exact correlation between our results and changes in these metrics.
(B)	Represents the year-over-year percent change in the Headline CPI number. The Consumer Price Index (CPI-U) data is provided by the U.S. Department of Labor Bureau of Labor Statistics.
(C)	Average price per MWh for Q1 2012 and Q1 2011. Pricing for the PJM PSEG Zone is provided by the PJM ISO.
(D)	Average price per MMBtu for Q1 2012 and Q1 2011. The Henry Hub Pricing data is provided by the Natural Gas Weekly Update, Energy Information Administration, Washington, DC. Nebraska Energy Office, Lincoln, NE.
(E)	Average price per gross ton for Q1 2012 and Q1 2011. The #1 Heavy Melt Steel (HMS) composite index ($/gross ton) price is published by American Metal Market.
(F)	Average price per pound for Q1 2012 and Q1 2011. Calculated using high and low prices for Old Sheet & Old Cast Scrap Metals ($/lb) published by American Metal Market.

Discussion of Non-GAAP Financial Measures

We use a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in assessing the overall performance of our business. To supplement our assessment of results prepared in accordance with GAAP, we use the measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS, which are non-GAAP measures as defined by the Securities and Exchange Commission. The non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS as described below, and used in the tables above, are not intended as a substitute or as an alternative to net income, cash flow provided by operating activities or diluted earnings per share as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. In addition, our non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.

The presentations of Adjusted EBITDA, Free Cash Flow and Adjusted EPS are intended to enhance the usefulness of our financial information by providing measures which management internally use to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.

Adjusted EBITDA

We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities as of March 31, 2012 of our most significant subsidiary, Covanta Energy, through which we conduct our core waste and energy services business, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our core business. The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities as of March 31, 2012, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis for continuing operations.

Under the credit facilities as of March 31, 2012, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of March 31, 2012. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.

These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:

•

maximum Covanta Energy leverage ratio of 4.00 to 1.00, which measures Covanta Energy’s Consolidated Adjusted Debt (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA (which for purposes of calculating the leverage ratio and interest coverage ratio, is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period); and

•

minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three months ended March 31, 2012 and 2011, reconciled for each such periods to net loss from continuing operations and cash flow provided by operating activities from continuing operations, which are believed to be the most directly comparable measures under GAAP.

Free Cash Flow

Free Cash Flow is defined as cash flow provided by operating activities from continuing operations less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions, invest in construction of new projects, make principal payments on debt, or amounts we can return to our stockholders through dividends and/or stock repurchases.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three months ended March 31, 2012 and 2011, reconciled for each such periods to cash flow provided by operating activities from continuing operations, which we believe to be the most directly comparable measure under GAAP.

Adjusted EPS

Adjusted EPS excludes certain income and expense items that are not representative of our ongoing business and operations, which are included in the calculation of Diluted Earnings (Loss) Per Share in accordance with GAAP. The following items are not all-inclusive, but are examples of reconciling items in prior comparative and future periods. They would include write-down of assets, the effect of derivative instruments not designated as hedging instruments, significant gains or losses from the disposition or restructuring of businesses, gains and losses on assets held for sale, transaction-related costs, income and loss on the extinguishment of debt and other significant items that would not be representative of our ongoing business.

We will use the non-GAAP measure of Adjusted EPS to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance and highlight trends in the ongoing business.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EPS for the three months ended March 31, 2012 and 2011, reconciled for each such periods to diluted earnings per share from continuing operations, which is believed to be the most directly comparable measure under GAAP.